News Release

UMB Financial Corporation

1010 Grand Boulevard

Kansas City, MO 64106

For more information please contact:

Stephanie Hague, 816.423.6129

shague@barkleyus.com

UMB Promotes Three Kansas City Leaders

Michael Hagedorn, Clyde Wendel and Dana Abraham appointed to expanded roles

Kansas City, Mo. (October 29, 2009) - UMB Financial Corporation is pleased to announce the following promotions of Michael Hagedorn, Clyde Wendel and Dana Abraham. These promotions directly support the evolution of UMB's organizational model as a diversified financial services company.

"This is an exciting time for our company as these three individuals truly represent the utmost professional caliber in our industry," said Mariner Kemper, UMB Financial Corporation chairman and chief executive officer. "Our constant focus on developing top talent continues to be a significant asset in both our company's success and our commitment to providing unparalleled expertise, resources and service to our clients."

In addition to his current role as chief financial officer (CFO), Michael Hagedorn has been promoted to vice chairman and chief administrative officer. In this expanded position, Hagedorn will oversee additional financial, administrative and legal areas within UMB and will continue to report to Mariner Kemper.

"Mike's arrival four years ago was critical in the subsequent growth and success of UMB," said Kemper. "The strength and health of our balance sheet is a key indicator of his superior leadership. His admirable talents and work ethic greatly enhance our leadership team and enable us to meet, and even exceed, goals many would have thought impossible in this economic environment."

Clyde Wendel has been promoted to president and chief executive officer of Personal Financial Services. As such, Wendel will manage all areas of Personal Wealth Management, Consumer Banking and Corporate Trust and will continue to report to Peter deSilva, UMB Financial Corporation president and chief operating officer. He previously served as president of Asset Management.

Dana Abraham has been promoted from executive vice president to president of Investment & Wealth Management. In this role, Abraham will oversee Private Banking, Trust and Brokerage and will continue to report to Clyde Wendel.

"The strategic leadership and extensive experience Clyde and Dana bring to our customers and associates personify the strength of UMB," said deSilva. "They have done a tremendous job of developing a clear vision and team approach to address the financial needs of our customers. The Kansas City region is fortunate to have these two smart and dedicated professionals."

About UMB:

UMB Financial Corporation (NASDAQ: UMBF) is a financial services holding company headquartered in Kansas City, Mo., offering complete banking, asset management, health spending solutions and related financial services to both individual and business customers nationwide. Its banking subsidiaries own and operate 135 banking centers throughout Missouri, Illinois, Colorado, Kansas, Oklahoma, Nebraska and Arizona. Subsidiaries of the holding company and the lead bank, UMB Bank, n.a., include mutual fund and alternative investment services groups, single-purpose companies that deal with brokerage services and insurance, and a registered investment advisor that manages the company's proprietary mutual funds and investment advisory accounts for institutional customers. Visit umb.com for more company information.

###